Exhibit 99.1

Genie Energy Announces Third Quarter 2025 Results

Newark, NJ – November 3, 2025:   Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the third quarter of 2025.

Michael Stein, Chief Executive Officer of Genie Energy, commented:

"Genie Energy achieved another quarter of double-digit topline growth to attain record third quarter revenue.  The revenue increase was fueled by an increase in per meter electricity consumption, rising commodity prices, and RCE base growth at Genie Retail Energy (GRE).  However, the challenging market conditions that impacted GRE's second quarter results persisted and again weighed on our bottom-line.

"At GRE, we continued to prioritize acquisition of high consumption electric meters.  In the third quarter, we grew our electricity customer base to approximately 318,000 RCEs, representing a year-over-year increase of 5.4%.  While our gas book contracted, on a combined basis for both electricity and gas, we increased total RCEs 4.2% to 396,000 while total meters increased 0.8% to 402,000.  GRE’s third quarter Adjusted EBITDA1 decreased from the year ago level as increasing commodity costs continued to pressure margins.

"At Genie Renewables (GREW), we should be just days away from turning on Genie Solar's Lansing community solar project, and we expect it to begin generating revenue in the fourth quarter.  In addition, we made good progress on the build-out of our Perry, NY array. For the remainder of Genie Solar's generation pipeline, we continue to evaluate potential paths forward in light of the changes in federal energy policy enacted earlier this year.  Meanwhile, our portfolio of operating solar projects is performing well.

"Diversegy, our energy advisory and brokerage business, continued its impressive revenue and bottom-line expansion for the third straight quarter, and we expect that trend will continue. GREW’s financial results were also significantly impacted by our investments in several exciting early-stage growth initiatives.

"During the third quarter, we continued to return value to our stockholders, repurchasing approximately 124,000 shares for $2.0 million and paying our regular quarterly dividend of $0.075 per share while further strengthening our balance sheet.

"Looking ahead, we expect that GRE’s margin environment will gradually become more favorable in the fourth quarter and into 2026.  For the full year 2025, we expect to achieve our annual guidance range of $40 million to $50 million in Adjusted EBITDA, albeit at the low end of the range."

Third Quarter 2025 Highlights

(Unless otherwise noted, 3Q25 results are compared to 3Q24).

●	Revenue increased 23.6% to $138.3 million from $111.9 million;

●	Gross profit decreased 20.8% to $30.0 million from $37.9 million; Gross margin decreased to 21.7% from 33.9%;

●	Income from operations decreased to $6.9 million from $11.7 million;

●	Adjusted EBITDA[1] decreased to $8.2 million from $13.6 million;

●

Net income attributable to Genie common stockholders and income per diluted share (EPS) attributable to Genie common stockholders of $6.7 million and $ 0.26 compared to $10.2 million and $ 0.38, respectively;

●	Non-GAAP net income attributable to Genie common stockholders[1] and non-GAAP EPS[1] attributable to Genie common stockholders of $7.1 million and $0.27 compared to $10.9 million and $0.41, respectively;

●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities totaled $206.6 million at September 30, 2025;

●	Genie repurchased approximately 124 thousand shares of its Class B Common stock for $2.0 million during 3Q25;

●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on or about November 19, 2025, with a record date of November 10th.

[1]

Adjusted EBITDA, Non-GAAP net income attributable to Genie common stockholders, and Non-GAAP EPS attributable to Genie common stockholders for all periods presented are non-GAAP measures intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these non-GAAP metrics, as well as reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics

(in millions except for EPS. Numbers may not add due to rounding)	3Q25	3Q24	Change
Total revenue	$138.3	$111.9	23.6%
Genie Retail Energy	$132.4	$105.8	25.1%
Electricity	$126.6	$100.7	25.7%
Natural gas	$5.8	$5.1	14.7%
Others	$—	$0.1	(100.0)%
Genie Renewables	$6.0	$6.1	(2.7)%
Gross profit	$30.0	$37.9	(20.8)%
Gross margin	21.7%	33.9%	(1,220	)bps
Genie Retail Energy	20.8%	33.8%	(1,300	)bps
Genie Renewables	41.3%	34.9%	640	bps
Income from operations	$6.9	$11.7	(40.6)%
Operating margin	5.0%	10.4%	(540)	bps
Net income from continuing operations	$6.7	$10.3	(34.3)%
Net income attributable to Genie common stockholders	$6.7	$10.2	(33.9)%
Diluted earnings per share	$0.26	$0.38	$(0.12)
Non-GAAP net income attributable to Genie common stockholders	$7.1	$10.9	(35.0)%
Non-GAAP diluted earnings per share	$0.27	$0.41	$(0.14)
Adjusted EBITDA	$8.2	$13.6	(39.5)%
Cash flow from continuing operating activities	$13.9	$22.9	(39.2)%

Segment Highlights

Genie Retail Energy (GRE)

GRE's 3Q25 revenue increased 25.1% to $132.4 million from $105.8 million in 3Q24 primarily reflecting increased consumption from customer base growth. Income from operations decreased 32.4% to $10.2 million from $15.0 million, and Adjusted EBITDA decreased 32.2% to $10.5 million from $15.5 million.  The decreases primarily reflect increased commodity costs absorbed by GRE compared to 3Q24 driven by increased wholesale commodity prices, and amplified by unseasonably hot weather in some service markets during the quarter, and by the impacts of a twelve-month, lower-margin municipal aggregation deal that will expire in 4Q25.

GRE Operational Metrics

(RCEs and Meters in thousands at end of period)*	3Q25	3Q24	Change
RCEs	396	380	4.2%
Electricity	318	302	5.4%
Natural gas	78	79	(0.7)%
Meters	402	399	0.8%
Electricity	316	311	1.5%
Natural gas	86	87	(1.6)%
Gross meter additions during the period	47	104	(54.7)%
Churn**	5.1%	5.6%	(8.9)%

*	Numbers may not add due to rounding
**	Excludes the impacts of aggregation deal expirations

Genie Renewables (GREW)

GREW's third quarter revenue decreased 2.7% to $6.0  million from $6.1  million in 3Q24, as continued strong growth at Diversegy was offset by Genie Solar's move away from commercial project development last year.  Diversegy, Genie's energy brokerage and advisory business, increased revenue by 35% year-over-year. GREW's loss from operations increased to $0.3 million from $0.2 million in 3Q24 reflecting increased investment in new business initiatives.

Following recent changes accelerating the phaseout of the federal investment tax credits for solar projects, Genie Solar has removed some early-stage projects from its pipeline, and has paused new project development.

Balance Sheet Highlights

As of September 30, 2025, Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $206.6  million.

Total assets as of  September 30, 2025 were $394.1 million. Liabilities totaled $205.3 million, and working capital (current assets less current liabilities) totaled $113.3 million.

Trended Financial Information*

(in millions except EPS)**	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	2023	2024
Total Revenue	$119.7	$90.7	$111.9	$102.9	$136.8	$105.3	$138.3	$428.7	$447.1
Genie Retail Energy	$112.5	$86.7	$105.8	$98.4	$132.5	$99.0	$132.4	$409.9	$425.2
Electricity	$89.4	$78.3	$100.7	$82.1	$104.1	$89.9	$126.6	$350.8	$350.5
Natural gas	$22.4	$8.4	$5.1	$16.2	$28.4	$9.1	$5.8	$56.0	$52.1
Others	$0.7	$0.0	$0.1	$0.0	$0.0	$—	$—	$3.1	$0.7
Genie Renewables	$7.2	$4.0	$6.1	$4.5	$4.3	$6.3	$6.0	$18.8	$21.9
Gross Profit	$33.8	$33.3	$37.9	$33.5	$37.4	$23.5	$30.0	$146.2	$138.5
Genie Retail Energy	$32.2	$32.3	$35.8	$31.9	$35.9	$21.3	$27.6	$143.4	$132.2
Genie Renewables	$1.6	$1.1	$2.1	$1.5	$1.5	$2.2	$2.5	$2.8	$6.3
Gross Margin	28.2%	36.8%	33.9%	32.5%	27.3%	22.3%	21.7%	34.1%	31.0%
Genie Retail Energy	28.6%	37.2%	33.8%	32.4%	27.1%	21.5%	20.8%	35.0%	31.1%
Genie Renewables	22.0%	26.8%	34.9%	33.9%	33.7%	34.5%	41.3%	15.1%	29.0%
Income (loss) from operations	$9.8	$10.6	$11.7	$(20.8)	$12.8	$2.0	$6.9	$10.0	$11.3
Operating margin	8.2%	11.6%	10.4%	(20.2)%	9.4%	1.9%	5.0%	2.3%	2.5%
Net income (loss) attributable to Genie common stockholders	$8.1	$9.6	$10.2	$(15.3)	$10.6	$2.8	$6.7	$13.9	$12.6
Diluted earnings (loss) per share	$0.30	$0.36	$0.38	$(0.58)	$0.40	$0.11	$0.26	$0.74	$0.3
Adjusted EBITDA	$11.7	$12.0	$13.6	$11.1	$14.41	$3.0	$8.2	$58.2	$48.5

*	Some Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not add due to rounding

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following participant access code: 350498.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 53115. The replay will remain available through Monday, November 17, 2025. In addition, a recording of the call will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division's (GREW) holdings include Genie Solar, a vertically-integrated provider of community and utility-scale solar energy solutions, and Diversegy, an energy procurement advisor. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$109,280	$104,456
Restricted cash—short-term	26,194	26,608
Marketable equity securities	472	357
Trade accounts receivable, net of allowance for credit losses of $7,451 and $8,086 at September 30, 2025 and December 31, 2024, respectively	58,983	61,858
Inventory	20,865	12,188
Prepaid expenses	11,136	9,893
Other current assets	9,831	8,493
Current assets of discontinued operations	1,410	3,594
Total current assets	238,171	227,447
Restricted cash—long-term	70,678	69,580
Property and equipment, net	30,536	25,246
Goodwill	12,866	12,749
Other intangibles, net	2,092	2,367
Deferred income tax assets, net	7,055	7,055
Other assets	27,197	22,365
Noncurrent assets of discontinued operations	5,527	4,466
Total assets	$394,122	$371,275
Liabilities and equity
Current liabilities:
Trade accounts payable	$28,082	$31,233
Accrued expenses	59,682	48,793
Income taxes payable	10,259	9,196
Current captive insurance liability	9,392	9,120
Current debt, net	2,134	357
Due to IDT Corporation, net	317	135
Other current liabilities	11,310	6,393
Current liabilities of discontinued operations	3,743	4,585
Total current liabilities	124,919	109,812
Noncurrent captive insurance liability	70,678	69,580
Noncurrent debt, net	6,715	8,668
Other liabilities	2,246	2,959
Noncurrent liabilities of discontinued operations	741	705
Total liabilities	205,299	191,724
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2025 and December 31, 2024	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 29,323 and 29,310 shares issued and 24,970 and 25,482 shares outstanding at September 30, 2025 and December 31, 2024, respectively	293	293
Additional paid-in capital	161,180	159,192
Treasury stock, at cost, consisting of 4,353 and 3,828 shares of Class B common stock at September 30, 2025 and December 31, 2024	(46,217)	(37,486)
Accumulated other comprehensive income	4,801	3,919
Retained earnings	78,734	64,574
Total Genie Energy Ltd. stockholders’ equity	198,807	190,508
Noncontrolling interests:
Noncontrolling interests	(9,560)	(10,174)
Receivable from issuance of equity	(424)	(783)
Total noncontrolling interests	(9,984)	(10,957)
Total equity	188,823	179,551
Total liabilities and equity	$394,122	$371,275

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except per share data)		(in thousands, except per share data)
Revenues:
Electricity	$126,575	$100,694	$320,523	$268,390
Natural gas	5,795	5,055	43,312	35,867
Other	5,954	6,168	16,547	18,043
Total revenues	138,324	111,917	380,382	322,300
Cost of revenues	108,305	74,010	289,520	217,271
Gross profit	30,019	37,907	90,862	105,029
Operating expenses:
Selling, general and administrative (i)	22,615	25,160	67,684	70,076
Provision for captive insurance liability	465	991	1,370	2,667
Impairment of assets	5	80	40	199
Income from operations	6,934	11,676	21,768	32,087
Interest income	1,847	2,346	5,826	5,049
Interest expense	(157)	(22)	(502)	(385)
Gain on marketable equity securities and other investments	398	122	1,071	349
Other income (loss), net	182	56	(274)	1,398
Income before income taxes	9,204	14,178	27,889	38,498
Provision for income taxes	(2,469)	(3,924)	(7,928)	(10,309)
Net income from continuing operations	6,735	10,254	19,961	28,189
Loss from discontinued operations, net of taxes	(5)	(25)	(62)	(435)
Net income	6,730	10,229	19,899	27,754
Net (loss) income attributable to noncontrolling interests, net	(13)	30	(297)	(179)
Net income attributable to Genie Energy Ltd. common stockholders	$6,743	$10,199	$20,196	$27,933

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$6,748	$10,224	$20,258	$28,368
Discontinued operations	(5)	(25)	(62)	(435)
Net income attributable to Genie Energy Ltd. common stockholders	$6,743	$10,199	$20,196	$27,933
Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.26	$0.38	$0.77	$1.06
Discontinued operations	—	—	—	(0.02)
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.26	$0.38	$0.77	$1.04
Diluted
Continuing operations	$0.26	$0.38	$0.76	$1.04
Discontinued operations	—	—	—	(0.01)
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.26	$0.38	$0.76	$1.03

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,149	26,526	26,297	26,771
Diluted	26,389	26,868	26,549	27,161

Dividends declared per common share	$0.075	$0.075	$0.225	$0.225
(i) Stock-based compensation included in selling, general and administrative expenses	$593	$567	$1,938	$1,774

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
	(in thousands)
Operating activities
Net income	$19,899	$27,754
Net loss from discontinued operations, net of tax	(62)	(435)
Net income from continuing operations	19,961	28,189
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Stock-based compensation	1,938	1,723
Provision for captive insurance liability	1,370	2,667
Provision for credit losses	1,275	1,651
Depreciation and amortization	722	646
Impairment of assets	40	199
Unrealized gain on marketable equity securities and investments and others, net	(1,109)	(637)
Inventory valuation allowance	—	417
Changes in assets and liabilities:
Trade accounts receivable	1,599	10,016
Inventory	(8,677)	4,593
Prepaid expenses	(1,284)	4,033
Other current assets and other assets	(619)	1,796
Trade accounts payable, accrued expenses and other liabilities	11,661	(12,379)
Due to IDT Corporation, net	182	(29)
Income taxes payable	1,064	6,289
Net cash provided by operating activities of continuing operations	28,123	49,174
Net cash provided by operating activities of discontinued operations	2,274	8,570
Net cash provided by operating activities	30,397	57,744
Investing activities
Capital expenditures	(5,763)	(4,025)
Purchases of marketable equity securities and other investments	(3,917)	(4,042)
Improvements in investment property	(1,876)	(934)
Purchase of solar system facility	—	(1,344)
Purchase of equity of subsidiary	—	(1,200)
Proceeds from return of investments	1,173	—
Net cash used in investing activities	(10,383)	(11,545)
Financing activities
Dividends paid	(6,035)	(6,171)
Repurchases of Class B common stock	(6,605)	(7,908)
Repurchases of Class B common stock from employees	(2,126)	(3,614)
Repurchase of Class B common stock from Genie Foundation	—	(768)
Net cash used in financing activities	(14,766)	(18,461)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(69)	(120)
Net increase in cash, cash equivalents, and restricted cash	5,179	27,618
Cash, cash equivalents, and restricted cash (including cash held at discontinued operations) at beginning of period	201,958	165,479
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	207,137	193,097
Less: Cash of discontinued operations at end of period	985	1,845
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$206,152	$191,252

Reconciliation of Non-GAAP Financial Measures for the Third Quarter of 2025

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA for GRE and on a consolidated basis, Non-GAAP Net Income Attributable to Genie Common Stockholders (Non-GAAP Net Income) and Non-GAAP Diluted Earnings per Share Attributable to Genie Common Stockholders (Non-GAAP EPS). Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS are non-GAAP financial measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the net loss of equity method investees, net.

Genie's measures of Non-GAAP Net Income and Non-GAAP EPS start with net income attributable to Genie Energy Ltd. Common Stockholders in accordance with GAAP and add captive insurance liability and the tax effect of this adjustment. These additions  are non-cash and/or non-routine items in the relevant periods.

Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, non-GAAP Net Income and Non-GAAP EPS, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS to evaluate operating performance in relation to Genie’s competitors. Disclosure of these non-GAAP financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions, and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Captive insurance liability is a non-cash charge incurred by Genie's insurance operations. While there may be related charges in other periods, the magnitude of these changes can fluctuate markedly and do not reflect the performance of Genie's continuing operations. Captive insurance losses are excluded from Genie's calculation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies.

Following are the reconciliations of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to income from operations for Genie Energy on a consolidated basis as well as for GRE.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

(in millions)	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	2023	2024
Income (loss) from operations	$9.8	$10.6	$11.7	$(20.8)	$12.8	$2.0	$6.9	$11.3	$11.3
Add back
Captive insurance liability	$1.0	$0.6	$1.0	$30.9	$0.6	$0.3	$0.5	$33.6	$33.6
Depreciation and amortization	$0.2	$0.2	$0.2	$0.2	$0.2	$0.2	$0.3	$0.9	$0.9
Non-cash compensation	$0.7	$0.5	$0.6	$0.6	$0.7	$0.6	$0.6	$2.3	$2.3
Impairment	$0.0	$0.1	$0.1	$(0.0)	$0.0	$0.0	$0.0	$0.2	$0.2
Equity in net loss (income) of equity method investees	$(0.1)	$0.0	$0.0	$0.1	$(0.0)	$(0.1)	$(0.0)	$0.1	$0.1
Adjusted EBITDA	$11.7	$12.0	$13.6	$11.1	$14.4	$3.0	$8.2	$48.5	$48.5

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	3Q25	3Q24	2023	2024
Income from operations	$10.2	$15.0	$71.9	$56.5
Add back
Depreciation and amortization	$0.1	$0.1	$0.3	$0.3
Stock-based compensation	$0.3	$0.3	$1.1	$1.1
Impairment	$—	$—	$—	$—
Equity in the income of equity method investees	$—	$0.1	$—	$0.5
Adjusted EBITDA	$10.5	$15.5	$73.3	$58.4

Non-GAAP Reconciliation - Consolidated Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders and Non-GAAP Diluted Income Per Share

(in millions except for EPS)	3Q25	3Q24	2023	2024
Net income attributable to Genie Energy Ltd. common stockholders	$6.7	$10.2	$19.2	$12.6
Add back
Captive insurance liability	$0.5	$1.0	$45.1	$33.6
Income tax effect of adjustment	$(0.1)	(0.3)	$(10.5)	$(8.8)
Non-GAAP net income attributable to Genie Energy Ltd. common stockholders	$7.1	$10.9	$53.7	$37.4

Diluted earnings per share	$0.26	$0.38	$0.74	$0.46
Total adjustments	$0.01	$0.03	$1.33	$0.91
Non-GAAP diluted earnings per share	$0.27	$0.41	$2.06	$1.38

Weighted average number of shares used in the calculation of diluted earnings per share	26.4	26.9	26.1	27.2

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